Exhibit 4.1

THIRD AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), effective as of May 27, 2008, between Sonus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), amends that certain Amended and Restated Rights Agreement, dated as of July 24, 2002, by and between Sonus and U.S. Stock Transfer Corporation, as predecessor Rights Agent, as amended by the First Amendment to Amended and Restated Rights Agreement, dated October 17, 2005, and the Second Amendment to Amended and Restated Rights Agreement, dated August 10, 2006 (as amended, the “Rights Agreement”).  Capitalized terms used herein without definition shall have the meanings given to them in the Rights Agreement.

WHEREAS, the Company is entering into an Arrangement Agreement (as the same may be amended from time to time, the “Arrangement Agreement”) by and between the Company and OncoGenex Technologies Inc., a corporation existing under the federal laws of Canada (“OncoGenex”), pursuant to which the Company and OncoGenex will effect an arrangement under Section 192 of the Canada Business Corporations Act (the “Arrangement”);

WHEREAS, subject to the terms of the Arrangement Agreement, each common share and preferred share of OncoGenex outstanding immediately prior to the closing of the Arrangement (other than dissenting shares) will be transferred by the holder thereof, without any act or formality on its part, to the Company in exchange for that number of fully paid and non-assessable shares of Company common stock, par value $0.001 per share (the “Company Common Stock”), equal to the Share Exchange Ratio (as defined in the Arrangement Agreement);

WHEREAS, subject to the terms of the Arrangement Agreement, each debenture of OncoGenex outstanding immediately prior to the closing of the Arrangement (unless the holder thereof is a dissenting securityholder) will be transferred by the holder thereof, without any act or formality on its part, to the Company in exchange for that number of fully paid and non-assessable shares of Company Common Stock set forth in the Arrangement Agreement;

WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Arrangement Agreement;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the stockholders of the Company that the Rights Agreement be amended as set forth below, approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement; and

WHEREAS, the Distribution Date has not yet occurred.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1.                                      The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement shall be restated in its entirety to read as follows:

“(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity holding shares of Common Stock of the Company for or pursuant to the terms of any such plan, (ii) subject to the limitations set forth in the proviso in this subsection (a)(ii), Schering AG, its Affiliates or Associates; provided, however, notwithstanding the foregoing, Schering AG, its Affiliates and Associates shall be an “Acquiring Person” if Schering AG, its Affiliates and Associates shall be the Beneficial Owner of more than 16% of the shares of Common Stock of the Company then outstanding, or (iii) OncoGenex Technologies Inc., a corporation existing under the federal laws of Canada (“OncoGenex”), or any Affiliate, Associate, securityholder or group of securityholders thereof, who, notwithstanding anything in this Rights Agreement to the contrary, shall not be deemed to be an “Acquiring Person” as a result of (A) the approval, execution or delivery of that certain Arrangement Agreement, dated as of May 27, 2008, by and between the Company and OncoGenex (as the same may be amended from time to time, the “Arrangement Agreement”), including the approval, execution and delivery of any amendments thereto; (B) the approval, execution or delivery of any of the exhibits or schedules to the Arrangement Agreement; (C) the consummation of the Arrangement (as such term is defined in the Arrangement Agreement); (D) the acceptance for payment, issuance, purchase or exchange, of Common Stock pursuant to the Arrangement Agreement; (E) the announcement of the Arrangement Agreement or the Arrangement (as such term is defined in the Arrangement Agreement); or (F) the consummation of any other transaction contemplated by the Arrangement Agreement or any exhibit or schedule thereto.  Notwithstanding anything else to the contrary contained herein, no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock of the Company outstanding, increases the proportionate number of shares of Common Stock of the Company beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding (or the Beneficial Owner of more than 16% of the shares of Common Stock of the Company then outstanding in the case of Schering AG, its Affiliates and Associates); provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding (or the Beneficial Owner of more than 16% of the shares of Common Stock of the Company then outstanding in the case of Schering AG, its Affiliates and Associates) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person.”  Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

2.                                      Section 1(o) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Arrangement Agreement, including the approval, execution and delivery of any amendments thereto; (ii) the approval, execution or delivery of any of the exhibits or schedules to the Arrangement Agreement; (iii) the consummation of the Arrangement (as such term is defined in the Arrangement Agreement); (iv) the acceptance for payment, issuance, purchase or exchange, of Common Stock pursuant to the Arrangement Agreement; (v) the announcement of the Arrangement Agreement or the Arrangement (as such term is defined in the Arrangement Agreement); or (vi) the consummation of any other transaction contemplated by the Arrangement Agreement or any exhibit or schedule thereto.”

3.                                      Section 3(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Arrangement Agreement, including the approval, execution and delivery of any amendments thereto; (ii) the approval, execution or delivery of any of the exhibits or schedules to the Arrangement Agreement; (iii) the consummation of the Arrangement (as such term is defined in the Arrangement Agreement); (iv) the acceptance for payment, issuance, purchase or exchange, of Common Stock pursuant to the Arrangement Agreement; (v) the announcement of the Arrangement Agreement or the Arrangement (as such term is defined in the Arrangement Agreement); or (vi) the consummation of any other transaction contemplated by the Arrangement Agreement or any exhibit or schedule thereto.”

4.                                      Section 11(a)(ii) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding the foregoing, no Triggering Event shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Arrangement Agreement, including the approval, execution and delivery of any amendments thereto; (ii) the approval, execution or delivery of any of the exhibits or schedules to the Arrangement Agreement; (iii) the consummation of the Arrangement (as such term is defined in the Arrangement Agreement); (iv) the acceptance for payment, issuance, purchase or exchange, of Common Stock pursuant to the Arrangement Agreement; (v) the announcement of the Arrangement Agreement or the Arrangement (as such term is defined in the Arrangement Agreement); or (vi) the consummation of any other transaction contemplated by the Arrangement Agreement or any exhibit or schedule thereto.”

5.                                      Section 13(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto as the following:

“Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (x) through (z) of the first sentence of Section 13(a) shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Arrangement Agreement, including the approval, execution and delivery of any amendments thereto; (ii) the approval, execution or delivery of any of the exhibits or schedules to the Arrangement Agreement; (iii) the consummation of the Arrangement (as such term is defined in the Arrangement Agreement); (iv) the acceptance for payment, issuance, purchase or exchange, of Common Stock pursuant to the Arrangement Agreement; (v) the announcement of the Arrangement Agreement or the Arrangement (as such term is defined in the Arrangement Agreement); or (vi) the consummation of any other transaction contemplated by the Arrangement Agreement or any exhibit or schedule thereto.”

6.                                      This Amendment shall become effective upon execution of the Arrangement Agreement by the Company and OncoGenex.  In the event that the Arrangement Agreement is terminated by the Company or OncoGenex in accordance with its terms, the provisions of paragraphs 1 through 5 of this Amendment shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent.

7.                                      Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

8.                                      This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.                                      This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

10.                               Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

11.                               The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Amended and Restated Rights Agreement to be duly executed as of the day and year first above written.

SONUS PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ Michael A. Martino
Michael A. Martino
President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ Kellie Gwinn
Kellie Gwinn
Vice President